UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2024

BioMarin Pharmaceutical Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26727		68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

770 Lindaro Street	San Rafael	California	94901
(Address of Principal Executive Offices)			(Zip Code)
(415) 506-6700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BMRN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On August 28, 2024, BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with Citibank, N.A., as Administrative Agent (“Citibank” or the “Administrative Agent”), and the Lenders party thereto (the “Lenders”).

The Credit Agreement provides for up to $600 million in revolving loans (the “Revolving Credit Facility”), none of which was drawn at closing. Subject to the satisfaction of certain conditions precedent, the Company will be entitled to draw funds at its discretion until the Revolving Credit Facility matures on August 28, 2029 (the “Maturity Date”), at which time all outstanding loans shall become due and payable and all outstanding letters of credit shall be cash collateralized. The Company expects to use the proceeds of the Revolving Credit Facility to finance ongoing working capital needs and for other general corporate purposes.

Loans under the Credit Agreement will bear interest at a floating rate per annum based on (i) in the case of US dollar denominated loans, either (x) the Secured Overnight Financing Rate (subject to a zero percent floor), plus a spread adjustment of 10 bps (“Term SOFR”), plus a margin ranging from 112.5 bps to 175 bps per annum, based upon the Company’s total net leverage ratio or (y) the Base Rate, which is the highest of (A) the Federal Funds Rate plus 50 bps, (B) Citibank’s “prime rate”, or (C) Term SOFR plus 100 bps, plus a margin ranging from 12.5 bps to 75 bps per annum, based upon the Company’s total net leverage ratio; (ii) in the case of euro denominated loans, the Euro Interbank Offered Rate (“EURIBOR”), plus a margin ranging from 112.5 bps to 175 bps per annum, based upon the Company’s total net leverage ratio; and (iii) in the case of sterling denominated loans, the Sterling Over Night Indexed Average, plus a margin ranging from 112.5 bps to 175 bps per annum, based upon the Company’s total net leverage ratio. Unutilized commitments under the Credit Agreement will accrue an unused line fee ranging from 12.5 bps to 20 bps per annum, based upon the Company’s total net leverage ratio, to be paid quarterly in arrears.

The Company will have the right, but not the obligation, to prepay the Revolving Credit Facility in whole or in part and/or terminate the Revolving Credit Facility without premium or penalty on or prior to the Maturity Date.

The Credit Agreement includes customary representations, warranties and covenants, including, among other things, restrictions on the Company’s and certain of its subsidiaries’ ability to incur additional indebtedness, dispose of its assets, incur liens, make investments, and pay dividends or other distributions, in each case subject to specified exceptions. The Credit Agreement also contains customary indemnification obligations and customary events of default, including, but not limited to, failure to timely make payments when due under the Credit Agreement, failure to comply with any of the covenants under the Credit Agreement or any other loan document, the occurrence of certain insolvency or bankruptcy-related events, cross-default to certain other material indebtedness and the occurrence of a “change of control” (as defined in the Credit Agreement).

During the occurrence and continuance of an event of default by the Company under the Credit Agreement, the Lenders would be entitled to exercise their remedies thereunder, including termination of the commitment of each Lender to make loans and any obligation of the issuer of letters of credit under the Revolving Credit Facility to make credit extensions, and the right to accelerate any outstanding obligations under the Credit Agreement.

A copy of the Credit Agreement is filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to entry into the Credit Agreement is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit No. Description
10.1        Credit Agreement, dated as of August 28, 2024, by and among BioMarin Pharmaceutical Inc., as the Borrower, Citibank, N.A., as Administrative Agent, and the Lenders party thereto.
104        Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: September 4, 2024	By:	/s/ G. Eric Davis
G. Eric Davis
Executive Vice President, Chief Legal Officer